EXHIBIT 5.1

July 30 2004

Blount, Inc.
$175,000,000 Aggregate Principal Amount
[  ]% Senior Subordinated Notes Due 2012

Ladies and Gentlemen:

We have acted as special counsel for Blount, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1, as amended to the date hereof (such Registration Statement, as so amended, is referred to hereinafter as the “Registration Statement”), under the Securities Act of 1933 (the “Act”), relating to the proposed issuance of up to $175,000,000 aggregate principal amount of the Company’s [  ]% Senior Subordinated Notes due 2012 (the “Notes”).  The Notes are to be issued pursuant to the indenture dated as of [  ], 2004 (the “Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture.

Based on the foregoing, we are of opinion as follows:

1.  The Indenture has been duly authorized, executed and delivered by the Company, Blount International, Inc., BI, L.L.C., 4520 Corp., Inc. and Frederick Manufacturing Corporation (together, the “Delaware Signators”) and the Indenture constitutes a legal, valid and binding obligation of the Company and the Delaware Signators, enforceable against the Company and the Delaware Signators in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law); in expressing the opinion set forth in this paragraph 1, we have relied on the opinion of Richard H. Irving III, General Counsel for the Company, as to the due authorization, execution and delivery of the Indenture by Omark Properties, Inc., Gear Products, Inc., Dixon Industries, Inc., Windsor Forestry Tools LLC and Fabtek Corporation.

2.  The Notes issued by the Company and the guarantees (the “Delaware Guarantees”) issued by Blount International, Inc., BI, L.L.C., 4520 Corp. and Frederick Manufacturing Corporation (together, the “Delaware Guarantors”) have been duly authorized by the Company and the Delaware Guarantors, respectively, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered, will constitute legal, valid and binding obligations of the Company and the Delaware Guarantors, enforceable against the Company and the Delaware Guarantors in accordance with their respective terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law); in expressing the opinion set forth in this paragraph 2, we have assumed that the form of the Notes, including the Delaware Guarantees, will conform to that included in the Indenture.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We are admitted to practice in the State of New York and we do not express any opinion with respect to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Blount International, Inc.
Blount, Inc.
BI, L.L.C.
Omark Properties, Inc.
4520 Corp, Inc.
1107 SE International Way
Portland, OR 97222

Gear Products, Inc.
1111 North 161st East Avenue
Tulsa, OK 74116

Dixon Industries, Inc.
Airport Industrial Park
Coffeyville, KS 67337

Frederick Manufacturing Corporation
4840 E. 12th Street
Kansas City, MO 64127

Windsor Forestry Tools LLC
6004 Windsor Drive
Milan, TN 38358

Fabtek Corporation
N1715 -U.S. 41
Menominee, MI 49858